EXHIBIT 99.1

                                                            Information:
                                                            ------------
                                                            Mark A. Hellerstein
                                                            Jennifer Dethloff
                                                            Adele A. Linneman
                                                            303-861-8140




FOR IMMEDIATE RELEASE
---------------------

                         ST. MARY SIGNS MERGER AGREEMENT
                             WITH KING RANCH ENERGY

DENVER, July 27, 1999 - St. Mary Land & Exploration Company (Nasdaq: MARY) announced that it had signed an agreement to acquire King Ranch Energy, Inc. ("KRE"), a subsidiary of King Ranch, Inc., in a merger in which St. Mary will issue 2,666,252 common shares to shareholders of King Ranch and KRE will become a wholly owned subsidiary of St. Mary. KRE's properties are located primarily in the Gulf of Mexico and the onshore Gulf Coast. Other than accounts payable, KRE has no debt to be assumed.

KRE's reported reserves at December 31, 1998, plus an acquisition made early in 1999, were 64.7 BCF equivalent. Production for 1998 was 48.8 MMCF equivalent per day. The KRE reserves are 82% natural gas.

Tom Congdon, Chairman of St. Mary, commented, "There's a natural affinity between the long-standing stockholders of St. Mary and the owners of King Ranch Energy. Both invest for the long term with the objective of building value."

This accretive transaction will also combine the quality assets of both companies under a single management, with the result that significant cost savings are anticipated.

The agreement, which has been unanimously approved by the Boards of Directors of both companies, is subject to obtaining a favorable vote of St. Mary and King Ranch shareholders.

Deutsche Banc Alex. Brown acted as St. Mary's financial advisor in this transaction. Nesbitt Burns Securities, Inc. acted as advisor to King Ranch, Inc.

Except for historical information herein, statements in this release, including information regarding the business of the Company, may be forward looking statements. These statements involve known and unknown risks, such as uncertainties in cash flow, the volatility and level of oil and natural gas prices, production rates and reserve replacement, reserve estimates, drilling and operating risks, competition, the impact of the year 2000 computer issue and the potential impact of government regulations, litigation and environmental matters, that may cause the Company's actual results to differ materially from forecasted results.

St. Mary Land & Exploration Company (Nasdaq: MARY), an independent oil and gas concern, has diversified exploration, development and production holdings in the Mid-Continent region; the tri-state area of northern Louisiana, Southern Arkansas, and eastern Texas; south Louisiana; and the Williston and Permian Basins.